Exhibit 5.1

January 30, 2026

Harvard Bioscience, Inc.

84 October Hill Road

Holliston, Massachusetts 01746

Ladies and Gentlemen:

We have acted as counsel to Harvard Bioscience, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and resale by the holders thereof of (i) 7,500,000 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon the conversion of an outstanding term loan in the aggregate principal amount of $7.5 million (the “Term C Loan”) under the Loan and Security Agreement, dated December 17, 2025, by and among the Company, certain financial institutions party thereto as lenders (the “Lenders”), and BroadOak Income Fund, L.P., as the administrative and collateral agent (the “Loan Agreement”) and (ii) up to 2,000,000 shares of Common Stock (the “Warrant Shares,” and collectively with the Conversion Shares, the “Issuable Shares”) issuable upon the exercise of warrants (the “Warrants”) at an exercise price of $0.50 per share, which Warrants were issued to the Lenders and their participants pursuant to the Loan Agreement, pursuant to the registration statement on Form S-3 filed with the United States Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”).

We have reviewed the Registration Statement, the Loan Agreement and the Warrants. We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed that the Issuable Shares, when issued, will be duly registered on the books of the transfer agent and registrar of the Common Stock and that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the Delaware General Corporation Law (the “DGCL”). We have assumed further that, except as to legal conclusions expressly set forth in this opinion, the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Issuable Shares have been duly authorized and, when issued upon the conversion of the Term C Loan in accordance with the terms of the Loan Agreement or upon the exercise of the Warrants in accordance with the terms thereof, as applicable, such Issuable Shares will be validly issued and fully paid and non-assessable.

We are members of the bar of the Commonwealth of Massachusetts. We do not express any opinion herein on any laws other than the DGCL.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Covington & Burling LLP

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